Exhibit (d)(2)(a)

AMENDMENT

TO

SUBADVISORY AGREEMENT

AMENDMENT, dated May 9, 2022 between ABRDN FUNDS (formerly, Aberdeen Funds) (the “Trust”), ABRDN INC. (formerly, ABERDEEN STANDARD INVESTMENTS INC.) (the “Adviser”) and ABRDN (ASIA) LTD. (the “Subadviser”) to that certain Subadvisory Agreement dated February 7, 2008 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust, the Adviser and the Subadviser desire to amend Exhibit A to the Agreement to add a new series of the Trust and the relevant sub-advisory fee rates for: abrdn EM SMA Completion Fund;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Exhibit A. Exhibit A is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). In the case of any conflict, the 1940 Act shall control.

IN WITNESS THEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first written above.

TRUST:
ABRDN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ADVISER:
ABRDN INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

SUBADVISER:
ABRDN (ASIA) LIMITED

By:	/s/ Ian MacDonald
Name:	Ian MacDonald
Title:	Director

By:	/s/ Adam J. McCabe
Name:	Adam J. McCabe
Title:	Director

EXHIBIT A*

SUBADVISORY AGREEMENT AMONG

ABRDN INC., ABRDN FUNDS

AND ABRDN (ASIA) LTD.

The Subadviser is entitled to the percentage of the advisory fee received after fee waivers and expense reimbursements, if any, by the Adviser for the relevant Fund as detailed below:

Fund	Percent of Advisory Fees
abrdn China A Share Equity Fund	90%
abrdn Emerging Markets Fund	45%
abrdn EM SMA Completion Fund	45%